Exhibit 10.1

AMENDMENT NO. 3 TO

THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 3 TO THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) is dated and is effective as of September 18, 2014, and is entered into by and among UNITED RENTALS (NORTH AMERICA), INC., a Delaware corporation (the “Originator”), UNITED RENTALS RECEIVABLES LLC II, a Delaware limited liability company (the “Seller”), UNITED RENTALS, INC., a Delaware corporation (the “Collection Agent”), LIBERTY STREET FUNDING LLC, a Delaware limited liability company (“Liberty”) and GOTHAM FUNDING CORPORATION, a Delaware corporation (“Gotham”, and together with Liberty, the “Purchasers”), THE BANK OF NOVA SCOTIA (“Scotia Capital”), as a Bank (as defined in the Purchase Agreement referred to below), as administrative agent (the “Administrative Agent”) for the Investors and the Banks (as such terms are defined in the Purchase Agreement referred to below) and as purchaser agent for Liberty (the “Liberty Purchaser Agent”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Bank and as purchaser agent for itself (the “PNC Purchaser Agent”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“BTMU”), as a Bank and as purchaser agent for Gotham (the “Gotham Purchaser Agent”) and SUNTRUST BANK (“ST”), as a Bank and as purchaser agent for itself (the “ST Purchaser Agent”, and together with the Liberty Purchaser Agent, the PNC Purchaser Agent and the Gotham Purchaser Agent, the “Purchaser Agents”). Capitalized terms used and not otherwise defined herein are used as defined in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Seller, the Collection Agent, the Purchasers, the Purchaser Agents, the Banks party thereto and the Administrative Agent entered into that certain Third Amended and Restated Receivables Purchase Agreement dated as of September 24, 2012 (as amended, supplemented or otherwise modified, the “Purchase Agreement”);

WHEREAS, the Originator, the Collection Agent and the Seller entered into that certain Third Amended and Restated Purchase and Contribution Agreement dated as of September 24, 2012 (as amended, supplemented or otherwise modified, the “Contribution Agreement”);

WHEREAS, effective as of the Effective Date and subject to the consents contained in Section 2 hereof, and immediately prior to the effectiveness of the amendments set forth in Section 1 hereof, Bank of America, N.A. (“BOA”) shall assign all of its rights and obligations as a Bank and a purchaser agent for itself under the Purchase Agreement to ST in accordance with an Assignment and Acceptance Agreement (the “BOA-ST Assignment Agreement”); and

WHEREAS, pursuant to Section 7.01 of the Purchase Agreement, the parties wish to make certain amendments to the Purchase Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

Section 1. Amendments to the Purchase Agreement. Effective as of the Effective Date (as defined below), the Purchase Agreement is hereby amended as follows:

(a) The Purchase Agreement is hereby amended to incorporate the changes shown on the marked pages attached hereto as Annex A.

(b) In connection with the extension of the Facility Termination Date of the Purchase Agreement, the Originator acknowledges that the Facility Termination Date under the Contribution Agreement shall accordingly be extended pursuant to clause (a) of the definition of “Facility Termination Date” contained therein.

Section 2. Consent to Assignment. Effective as of the Effective Date,

(a) Seller hereby consents to (x) the assignment by BOA to ST of all of BOA’s rights and obligations as a Bank under the Purchase Agreement, including, without limitation, BOA’s ownership of each Receivable Interest in the Pool Receivables, pursuant to Section 7.03(b) of the Purchase Agreement, and (y) the assignment by BOA to the ST Purchaser Agent of all of BOA’s rights and obligations as a purchaser agent corresponding to such assigned rights and obligations of BOA as a Bank, pursuant to Section 7.03(c) of the Purchase Agreement, in each case in accordance with the terms of the BOA-ST Assignment Agreement.

(b) In accordance with Section 1.13(b) of the Purchase Agreement, each of the Purchaser Agents and the Administrative Agent hereby consents to the addition of ST as a Bank and the ST Purchaser Agent as a Purchaser Agent, in each case under the Purchase Agreement.

(c) Each of the Seller, the Administrative Agent, the Banks and the Purchaser Agents hereby consents to the addition of ST as a Bank and the ST Purchaser Agent as a Purchaser Agent and agrees and acknowledges that, notwithstanding anything to the contrary contained in the Purchase Agreement (including, without limitation, the definition of “Eligible Assignee”), each of ST and the ST Purchaser Agent shall be an Eligible Assignee for all purposes under the Purchase Agreement.

(d) BOA shall no longer be a party to the Purchase Agreement and it shall have no further rights or obligations under, or interests with respect to, the Purchase Agreement; provided, that BOA shall continue to have the benefit of all indemnities and other agreements under the Purchase Agreement which survive the termination of the Purchase Agreement.

Section 3. Effectiveness of this Agreement. This Agreement shall become effective as of September 18, 2014 (the “Effective Date”) at such time as:

(a) executed counterparts of this Agreement have been delivered by each party hereto to the other parties hereto;

(b) each Purchaser Agent shall have received an executed amendment and restatement of such Purchaser Agent’s Fee Agreement (or, in the case of the ST Purchaser Agent, an initial Fee Agreement) (each, a “New Fee Agreement”);

(c) each Purchaser Agent shall have received payment of the “Upfront Fee” in accordance with the terms of, and as such term is defined in, such Purchaser Agent’s New Fee Agreement;

(d) the Administrative Agent shall have received an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from Sullivan & Cromwell LLP, with respect to true sale and non-consolidation matters after giving effect to this Agreement and the transactions contemplated hereby; and

(e) the Administrative Agent and the Purchaser Agents shall have received, in form and substance satisfactory to the Administrative Agent and each Purchaser Agent, a certificate of the Secretary or Assistant Secretary of the Seller certifying copies of the resolutions of the Board of Directors of the Seller approving this Agreement and the transactions contemplated hereby.

Section 4. Representations and Warranties. The Originator, the Seller and the Collection Agent represent and warrant as follows:

(a) The execution, delivery and performance by the Originator, the Collection Agent and the Seller of this Agreement (i) are within its corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, and (iii) do not contravene (1) its charter, by-laws or limited liability company agreement, as applicable, (2) any law, rule or regulation applicable to it or (3) any contractual restriction binding on or affecting it or its property, the violation of which could reasonably be expected to have a Material Adverse Effect on the collectibility of any Pool Receivable, on the Originator, on the Seller or on the performance of the Collection Agent under the Contribution Agreement or the Purchase Agreement. This agreement has been duly executed and delivered by the Originator, the Seller and the Collection Agent.

(b) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Originator, the Seller or the Collection Agent of this Agreement or any other document to be delivered by the Originator, the Seller or the Collection Agent hereunder other than those already obtained; provided that the right of any assignee of a Receivable the obligor of which is a Government Obligor to enforce such Receivable directly against such obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable Law to the extent the Originator or the Seller shall not have complied with the applicable provisions of any such Law in connection with the assignment or subsequent reassignment of any such Receivable.

(c) This Agreement constitutes the legal, valid and binding obligation of the Originator, the Seller and the Collection Agent, enforceable against the Originator, the Seller and the Collection Agent in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The representations and warranties contained in (i) Section 4.01 of the Contribution Agreement (with respect to the Originator), (ii) Exhibit III to the Purchase

Agreement (with respect to the Seller) and (iii) Section 4.08 of the Purchase Agreement (with respect to the Collection Agent) are correct on and as of the date hereof as though made on and as of the date hereof.

(e) No event has occurred and is continuing, or would result from the transactions contemplated hereby, that constitutes an Event of Termination or an Incipient Event of Termination.

Section 5. Purchase Agreement and Contribution Agreement in Full Force and Effect as Amended.

(a) All of the provisions of the Purchase Agreement and the Contribution Agreement, each as amended hereby, and all of the provisions of all other documentation required to be delivered with respect thereto shall remain in full force and effect and are ratified and confirmed in all respects.

(b) The respective parties hereto agree to be bound by the terms and conditions of the Purchase Agreement and the Contribution Agreement, as applicable, each as amended hereby, as though such terms and conditions were set forth herein.

(c) This Agreement may not be amended or otherwise modified except as provided in the Purchase Agreement.

(d) This Agreement shall constitute a Transaction Document.

Section 6. Reference in Other Documents; Affirmation of Performance Undertaking Agreement.

(a) On and from the date hereof, references to the Purchase Agreement in any agreement or document (including without limitation the Purchase Agreement) shall be deemed to include a reference to the Purchase Agreement, as amended hereby, whether or not reference is made to this Agreement.

(b) United Rentals, Inc. hereby consents to this Agreement and hereby affirms and agrees that the Performance Undertaking Agreement is, and shall continue to be, in full force and effect and is hereby ratified and affirmed in all respects. Upon the effectiveness of, and on and after the date of, this Agreement, each reference in the Performance Undertaking Agreement to (i) the “Receivables Purchase Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Purchase Agreement as amended by this Agreement, and as hereafter amended or restated and (ii) the “Purchase Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Contribution Agreement as extended, and as hereafter amended or restated.

Section 7. Costs and Expenses.

The Seller agrees to pay on demand all reasonable and documented costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder and thereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of one firm of primary counsel for the Administrative Agent and the Purchaser Agents, the Purchasers and the Banks.

Section 8. Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9. Headings.

The descriptive headings of the various sections of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 10. Governing Laws.

This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed in accordance with, the laws of the state of New York (without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law, which shall apply hereto).

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ORIGINATOR:	UNITED RENTALS (NORTH AMERICA), INC.

	By:	/s/ Irene Moshouris
	Name:	Irene Moshouris
	Title:	Senior Vice President and Treasurer

SELLER:	UNITED RENTALS RECEIVABLES LLC II

	By:	/s/ Irene Moshouris
	Name:	Irene Moshouris
	Title:	Vice President and Treasurer

COLLECTION AGENT:	UNITED RENTALS, INC.

	By:	/s/ Irene Moshouris
	Name:	Irene Moshouris
	Title:	Senior Vice President and Treasurer

SOLELY FOR PURPOSES OF SECTION 6(b):

UNITED RENTALS, INC.

By:	/s/ Irene Moshouris
Name:	Irene Moshouris
Title:	Senior Vice President and Treasurer

Signature Page –

Amendment No. 3 to RPA

ADMINISTRATIVE AGENT:	THE BANK OF NOVA SCOTIA

	By:	/s/ Norman Last
	Name:	Norman Last
	Title:	Managing Director

PURCHASER:	LIBERTY STREET FUNDING LLC

	By:	/s/ John L. Fridlington
	Name:	John L. Fridlington
	Title:	Vice President

PURCHASER AGENT:	THE BANK OF NOVA SCOTIA

	By:	/s/ Norman Last
	Name:	Norman Last
	Title:	Managing Director

BANK:	THE BANK OF NOVA SCOTIA

	By:	/s/ Norman Last
	Name:	Norman Last
	Title:	Managing Director

Signature Page –

Amendment No. 3 to RPA

PURCHASER AGENT:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Mark Falcione
	Name:	Mark Falcione
	Title:	Executive Vice President

BANK:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Mark Falcione
	Name:	Mark Falcione
	Title:	Executive Vice President

Signature Page –

Amendment No. 3 to RPA

PURCHASER:	GOTHAM FUNDING CORPORATION

	By:	/s/ David V. DeAngelis
	Name:	David V. DeAngelis
	Title:	Vice President

PURCHASER AGENT:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

	By:	/s/ Van Dusenbury
	Name:	Van Dusenbury
	Title:	Managing Director

BANK:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

	By:	/s/ Belinda Tucker
	Name:	Belinda Tucker
	Title:	Managing Director

Signature Page –

Amendment No. 3 to RPA

PURCHASER AGENT:	SUNTRUST BANK

	By:	/s/ Jason Meyer
	Name:	Jason Meyer
	Title:	First Vice President

BANK:	SUNTRUST BANK

	By:	/s/ Jason Meyer
	Name:	Jason Meyer
	Title:	First Vice President

Signature Page –

Amendment No. 3 to RPA

ANNEX A

CHANGED PAGES TO PURCHASE AGREEMENT

CONFORMED COPY INCORPORATING

AMENDMENT NO. ~~2~~3 EFFECTIVE AS OF SEPTEMBER ~~19, 2013~~18, 2014

THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of September 24, 2012

Among

UNITED RENTALS RECEIVABLES LLC II,

as Seller,

UNITED RENTALS, INC.,

as Collection Agent,

LIBERTY STREET FUNDING LLC,

as a Purchaser,

GOTHAM FUNDING CORPORATION,

as a Purchaser

THE BANK OF NOVA SCOTIA,

as Purchaser Agent for Liberty, as Administrative Agent and as a Bank,

PNC BANK, NATIONAL ASSOCIATION,

as Purchaser Agent for itself and as a Bank,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as Purchaser Agent for Gotham and as a Bank,

SUNTRUST BANK ~~OF AMERICA, N.A.~~,

as a Purchaser Agent for itself and as a Bank

Table of Contents

		Page

	ARTICLE I

	AMOUNTS AND TERMS OF THE PURCHASES

SECTION 1.01.	Purchase Facility.	2
SECTION 1.02.	Making Purchases.	2
SECTION 1.03.	Receivable Interest Computation.	7
SECTION 1.04.	Settlement Procedures.	7
SECTION 1.05.	Fees.	11
SECTION 1.06.	Payments and Computations, Etc.	12
SECTION 1.07.	Dividing or Combining Receivable Interests.	12
SECTION 1.08.	Increased Costs and Requirements of Law.	13
SECTION 1.09.	Intended Characterization; Security Interest.	15
SECTION 1.10.	[Reserved]	16
SECTION 1.11.	Sharing of Payments.	16
SECTION 1.12.	Repurchase Option.	16
SECTION 1.13.	Extension; Additional Purchasers; Increased Commitments.	17
SECTION 1.14.	Defaulting Banks; Delaying Banks	17

	ARTICLE II

	REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF TERMINATION

SECTION 2.01.	Representations and Warranties; Covenants.	18
SECTION 2.02.	Events of Termination.	19

	ARTICLE III

	INDEMNIFICATION

SECTION 3.01.	Indemnities by the Seller.	19

	ARTICLE IV

	ADMINISTRATION AND COLLECTION OF POOL RECEIVABLES

SECTION 4.01.	Designation of Collection Agent.	21
SECTION 4.02.	Duties of Collection Agent.	22
SECTION 4.03.	Certain Rights of the Administrative Agent.	23
SECTION 4.04.	Rights and Remedies.	24
SECTION 4.05.	Further Actions Evidencing Purchases.	24
SECTION 4.06.	Covenants of the Collection Agent and the Seller.	25
SECTION 4.07.	Indemnities by the Collection Agent.	~~26~~27

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SECTION 4.08.	Representations and Warranties of the Collection Agent.	~~27~~28

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.01.	Authorization and Action.	~~28~~29
SECTION 5.02.	Administrative Agent’s Reliance, Etc.	29
SECTION 5.03.	Indemnification of Administrative Agent.	~~29~~30
SECTION 5.04.	Scotia Capital and Affiliates.	30
SECTION 5.05.	Bank’s Purchase Decision.	30
SECTION 5.06.	[Reserved]	30
SECTION 5.07.	Notice of Event of Termination.	~~30~~31

ARTICLE VI

THE PURCHASER AGENTS

SECTION 6.01.	Authorization.	31
SECTION 6.02.	Reliance by Purchaser Agent.	~~31~~32
SECTION 6.03.	Agent and Affiliates.	~~32~~33
SECTION 6.04.	Notices.	~~32~~33
SECTION 6.05.	Bank’s Purchase Decision.	33

ARTICLE VII

MISCELLANEOUS

SECTION 7.01.	Amendments, Etc.	33
SECTION 7.02.	Notices, Etc.	~~33~~34
SECTION 7.03.	Assignability.	~~36~~37
SECTION 7.04.	Costs, Expenses and Taxes.	38
SECTION 7.05.	No Proceedings.	~~38~~41
SECTION 7.06.	Confidentiality.	~~38~~41
SECTION 7.07.	Governing Law.	~~39~~41
SECTION 7.08.	SUBMISSION TO JURISDICTION.	~~39~~41
SECTION 7.09.	WAIVER OF JURY TRIAL.	~~39~~42
SECTION 7.10.	Execution in Counterparts.	~~40~~42
SECTION 7.11.	Survival of Termination.	~~40~~42
SECTION 7.12.	Severability.	~~40~~42
SECTION 7.13.	Excess Funds.	~~40~~42
SECTION 7.14.	No Recourse.	~~40~~42
SECTION 7.15.	Amendment and Restatement; Acknowledgement.	~~41~~43

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THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of September 24, 2012

UNITED RENTALS RECEIVABLES LLC II, a Delaware limited liability company (the “Seller”), UNITED RENTALS, INC., a Delaware corporation (the “Collection Agent”), LIBERTY STREET FUNDING LLC (“Liberty”), a Delaware limited liability company, and GOTHAM FUNDING CORPORATION (“Gotham”), a Delaware corporation (each of Liberty and Gotham, a “Purchaser”, and together the “Purchasers”), THE BANK OF NOVA SCOTIA (“Scotia Capital”), as a Bank, as administrative agent (the “Administrative Agent”) for the Investors and the Banks (as defined herein) and as purchaser agent for Liberty (the “Liberty Purchaser Agent”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Bank and as purchaser agent for itself (the “PNC Purchaser Agent”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“BTMU”), as a Bank and as purchaser agent for Gotham (the “Gotham Purchaser Agent”), and SUNTRUST BANK ~~OF AMERICA, N.A. (“BOA~~(“ST”), as a Bank and as purchaser agent for itself (the “~~BOA~~ST Purchaser Agent”, and together with the Liberty Purchaser Agent, the PNC Purchaser Agent and the Gotham Purchaser Agent, the “Purchaser Agents”), agree as follows:

PRELIMINARY STATEMENTS

Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. Capitalized terms not defined herein are used as defined in the Purchase Agreement or, if not defined in the Purchase Agreement, the Credit Agreement. References in the Exhibits to the “Agreement” refer to this Agreement, as amended, modified or supplemented from time to time. All interest rate and yield determinations referenced herein shall be expressed as a decimal and rounded, if necessary, to the nearest one hundredth of a percentage point.

The Seller has acquired, and may continue to acquire, Receivables and Related Security from the Originator, either by purchase or by contribution to the capital of the Seller, in accordance with the terms of the Purchase Agreement. The Seller is prepared to sell undivided fractional ownership interests (referred to herein as “Receivable Interests”) in the Pool Receivables. The Purchasers may, in their sole discretion, purchase such Receivable Interests in the Pool Receivables, and the Banks are prepared to purchase such Receivable Interests in the Pool Receivables, in each case on the terms set forth herein.

Certain parties hereto previously entered into that certain Second Amended and Restated Receivables Purchase Agreement, dated as of September 28, 2011, as amended by that certain Assignment and Acceptance and Amendment Agreement, dated as of December 23, 2011 and as further amended and supplemented as of February 2, 2012, May 18, 2012 and September 24, 2012 (the “Existing Agreement”).

The parties hereto now desire to amend and restate the Existing Agreement in its entirety as set forth herein and with effect from the date first set forth above. Accordingly, the parties agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 1.01. Purchase Facility.

(a) On the terms and conditions hereinafter set forth, the Purchasers may, in their sole discretion, and the Banks shall, ratably in accordance with their respective Bank Commitments, purchase Receivable Interests in the Pool Receivables from the Seller from time to time during the period from the date hereof through the date immediately preceding the Facility Termination Date, in the case of the Purchasers, and through the date immediately preceding the Commitment Termination Date, in the case of the Banks. Under no circumstances shall the Purchasers make any such purchase, or the Banks be obligated to make any such purchase, if after giving effect to such purchase (x) the aggregate outstanding Capital of Receivable Interests in the Pool Receivables would exceed the Purchase Limit or (y) the aggregate outstanding Capital of Receivable Interests in the Pool Receivables held by any Bank plus, in the event such Bank has any related Purchasers, such Bank’s ratable share of the outstanding Capital of Receivable Interests in the Pool Receivables held by such related Purchasers would exceed its Bank Commitment.

(b) The Seller may, upon at least five Business Days’ notice to the Administrative Agent and each Purchaser Agent, terminate this purchase facility in whole or, from time to time, reduce in part the unused portion of the Purchase Limit, which shall reduce the Bank Commitments ratably in accordance with each Bank’s Percentage; provided that each partial reduction shall be in the amount of at least $1,000,000; and provided further that the Seller shall pay any related Broken Funding Cost; and provided further that no partial reduction shall reduce the Purchase Limit below $50,000,000.

(c) Subject to the conditions described in Section 2(b) of Exhibit II to this Agreement, Collections attributable to Receivable Interests in the Pool Receivables shall be automatically reinvested pursuant to Section 1.04(b)(ii) in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of the applicable Receivable Interest percentages.

SECTION 1.02. Making Purchases.

(a) Each notice of purchase of a Receivable Interest in the Pool Receivables shall be delivered by the Seller to the Administrative Agent and each Purchaser Agent no later than 10:30 a.m. (New York City time), on the proposed date the purchase is to be made. Each such notice of a purchase shall be in the form of an irrevocable (except as set forth in Section 1.02(e)(v)) Purchase Request and shall specify (i) the amount requested to be paid to the Seller by each Purchaser and each Bank which does not have a related Purchaser (such amount, which shall not be less than $250,000 in the aggregate (inclusive of any amount being rolled over from a previous purchase), being referred to herein as the initial “Capital” of each Receivable Interest in the Pool Receivables then being purchased), (ii) the date of such purchase (which shall be a Business Day) and (iii) unless the purchase will be funded with Pooled Commercial Paper and except with respect to any purchase being made by ~~BOA~~ST or PNC, the desired duration of the

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initial Fixed Period for each such Receivable Interest in the Pool Receivables. Each Purchaser Agent which has a related Purchaser shall promptly thereafter (but in no event later than 11:00 a.m. (New York City time) on the proposed date of purchase) notify the Seller and the Administrative Agent whether such respective Purchaser has determined to make a purchase and, if so, whether all of the terms specified by the Seller are acceptable to such Purchaser and the yield with respect to such purchase and the amount of interest that will be due for the related Settlement Period. If (a) a Purchaser has determined not to make a proposed purchase, or (b) a Purchaser Agent does not have a related Purchaser, the respective Purchaser Agent shall promptly send notice of the proposed purchase to all of the related Banks of such Purchaser Agent concurrently specifying the date of such purchase, each such Bank’s Percentage multiplied by the aggregate amount of Capital of the Receivable Interests in the Pool Receivables being purchased, and, except with respect to any purchase being made by ~~BOA~~ST or PNC, the Assignee Rate for the Fixed Period for such Receivable Interest in the Pool Receivables and the duration of the Fixed Period for such Receivable Interest in the Pool Receivables. The Seller shall indemnify the Purchasers and the Banks against any loss or expense incurred by the Purchasers and/or the Banks, either directly or indirectly, as a result of any failure by the Seller to complete such transfer, including, without limitation, any loss or expense incurred by the Purchasers and/or the Banks by reason of the liquidation or reemployment of funds acquired by the Purchasers or the Banks (including, without limitation, funds obtained by issuing notes, obtaining deposits as loans from third parties and reemployment of funds) to fund such transfer.

(b) On the date of each such purchase of a Receivable Interest in the Pool Receivables, each Purchaser or the Banks, as the case may be, in each case other than any Delaying Bank with respect to such purchase and such Delaying Bank’s related Purchasers, shall, upon satisfaction of the applicable conditions set forth in Exhibit II hereto, make available to the Seller by wire transfer in U.S. dollars in same day funds, to the account designated by the Seller, no later than 3:00 p.m. (New York City time) an amount equal to each such Purchaser’s or Bank’s ratable share (based on the applicable Bank’s Percentage) of the initial Capital of such Receivable Interest in the Pool Receivables. A Delaying Bank may not object to its funding obligation of Delayed Funds under Section 1.02(e)(vi) on the basis of the failure of the Seller to satisfy the conditions precedent set forth in Exhibit II hereto unless such Delaying Bank has delivered a written notice to the Administrative Agent and the Seller expressing its objections to the proposed purchase on or prior to the Original Date of such purchase applicable to Non-Delaying Banks.

(c) Effective on the date of each purchase pursuant to this Section 1.02 and each reinvestment pursuant to Section 1.04, the Seller hereby sells and assigns to the Administrative Agent, for the benefit of the parties making such purchase, an undivided percentage ownership interest, to the extent of the Receivable Interests then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect to, and other proceeds of, such Pool Receivable and Related Security.

(d) Notwithstanding the foregoing, a Bank shall not be obligated to make purchases under this Section 1.02 at any time in an amount that would exceed the Bank Commitment with respect to such Bank less, in the event such Bank has any related Purchasers, such Bank’s ratable share of the outstanding and unpaid Capital of such related Purchasers. Each Bank’s obligation shall be several, such that the failure of any Bank to make available to the

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SECTION 2.02. Events of Termination.

If any of the Events of Termination set forth in Exhibit V hereto shall occur and be continuing, the Required Purchaser Agents (or, in the case of Events of Termination described in paragraphs (b), (f) and (i) of Exhibit V, the Administrative Agent or the Required Purchaser Agents) may, by notice to the Seller, take either or both of the following actions: (x) declare the Facility Termination Date and the Commitment Termination Date to have occurred (in which case the Facility Termination Date and the Commitment Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Collection Agent, designate another Person to succeed the then current Collection Agent as the Collection Agent; provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of Exhibit V, the Facility Termination Date and the Commitment Termination Date shall occur. Upon any such declaration or designation or upon any such automatic termination, the Investors, the Banks, the Administrative Agent and each Purchaser Agent shall have (a) the rights of the Seller as “Buyer” under the Purchase Agreement and (b) in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC of the appropriate jurisdiction or jurisdictions and under other applicable law, which rights and remedies shall be cumulative. Any Event of Termination may be waived in writing by the Required Purchaser Agents other than (i) the Events of Termination described in paragraphs (b), (f) and (i) of Exhibit V, which shall require the waiver in writing of the Required Purchaser Agents and the Administrative Agent and (ii) the Event of Termination described in paragraph (g) of Exhibit V, which cannot be waived.

ARTICLE III

INDEMNIFICATION

SECTION 3.01. Indemnities by the Seller.

Without limiting any other rights that the Administrative Agent, the Purchaser Agents, the Investors, the Banks or any entity that provides liquidity or credit enhancement or any of their respective Affiliates or any of their respective employees, officers, directors, agents or counsel (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable and documented attorneys’ fees of one firm of primary counsel for the Indemnified Parties; provided, that in the event a Purchaser Agent and the related Bank notifies the Seller that it reasonably believes a conflict may arise between the positions of the Indemnified Parties in connection with any such claims, damages, costs, expenses, losses or liabilities, reasonable and documented attorneys’ fees for separate counsel for such Purchaser Agent shall be included) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse for uncollectible Receivables or (c) any ~~income taxes or any other tax or fee measured by income incurred by or receipts of such Indemnified Party, arising out of or as a result of this Agreement or the ownership of Receivable~~

~~Interests or in respect of any Receivable or any Contract~~Excluded Taxes. Without limiting or being limited by the foregoing (but subject to the aforementioned exclusions), the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the creation of an undivided percentage ownership or security interest in any Receivable that purports to be part of the Net Receivables Pool Balance but that is not at the date of the creation of such interest an Eligible Receivable;

(ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) pursuant to this Agreement and the other Transaction Documents that shall have been incorrect when made or deemed made;

(iii) the failure by the Seller or the Originator to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv) the failure to vest and maintain vested in the Administrative Agent on behalf of the Investors and the Banks (a) a first priority perfected undivided percentage ownership or security interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof or (b) a first priority perfected security interest as provided in Section 1.09, in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time, in each case to the extent required hereunder;

(vi) without double counting for any Dilution for which a deemed Collection has been received under Section 1.04(e)(i) of this Agreement, any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or any other credit related loss) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (to the extent such collection activities were performed by the Seller or any of its Affiliates acting as Collection Agent);

(vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof (including any failure to comply with the

Incipient Event of Termination have occurred and be continuing, neither the Seller nor the Collection Agent shall be required to permit the Administrative Agent to conduct any of the actions contained in this Section 4.06(a) more often than once every twelve months.

Upon the Administrative Agent’s or any Purchaser Agent’s request (which, at any time prior to the occurrence of an Event of Termination or any Incipient Event of Termination shall be no more frequent than once every twelve months), the Seller will, at its expense, appoint independent public accountants (which may, with the consent of the Administrative Agent and the Purchaser Agents, be United Rentals’ regular independent public accountants), or utilize the Administrative Agent’s representatives or auditors, to prepare and deliver to the Administrative Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Administrative Agent.

(b) Change in Credit and Collection Policy. The Collection Agent will not make any change in the character of its business or Credit and Collection Policy or any Contract that would impair the collectibility of any Pool Receivable or the enforceability of any related Contract or the ability of United Rentals (if it is acting as Collection Agent) to perform its obligations under this Agreement.

(c) Payment of Sales Taxes. The Collection Agent will, and will require in its agreement with the Originator that the Originator will, pay all sales, excise or other taxes with respect to the Receivables to the applicable taxing authority when due, and will, upon the request of the Administrative Agent or any Purchaser Agent, provide the Administrative Agent or such Purchaser Agent with evidence of such payment.

(d) Termination of Credit Agreement. The Collection Agent shall notify the Administrative Agent and each Purchaser Agent of the termination of the Credit Agreement by the lenders thereunder as soon as reasonably practicable, but in any event within one (1) Business Day of the earlier of receipt by the Collection Agent or the Originator of notice of such termination and the effectiveness of such termination.

(e) Compliance with Laws, Etc.

(i) The Collection Agent shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders except to the extent that the failure so to comply with such laws, rules and regulations would not materially adversely affect the collectibility of the Receivables Pool, taken as a whole, or the ability of the Collection Agent to perform its obligations under the Transaction Documents.

(ii) The Collection Agent will not, directly or indirectly, use any Collections, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, in any manner that would result in a violation of Sanctions Laws by any Person (including any Investor).

(g) The Collection Agent and each Subsidiary of the Collection Agent is not, nor, to the best of the Collection Agent’s knowledge, are any of them owned or controlled by Persons that are: (i) the target of any sanctions under any Sanctions Laws, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of sanctions administered or enforced by the government of the United States or Canada under any Sanctions Law.

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.01. Authorization and Action.

Each Investor and each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Upon receipt of any report, notice, information or other document, certificate or instrument delivered by the Collection Agent or any Affiliate pursuant to the terms of the Transaction Documents, the Administrative Agent shall promptly forward a copy to each Purchaser Agent (unless the terms of the applicable Transaction Document require the Collection Agent or such Affiliate to forward a copy to each Purchaser Agent).

SECTION 5.02. Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables as Collection Agent), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent:

(a) may consult with legal counsel (including counsel for the Seller, the Originator or the Collection Agent), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(b) makes no warranty or representation to any Investor or Bank (whether written or oral) and shall not be responsible to any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller, the Originator or the Collection Agent or to inspect the property (including the books and records) of the Seller or the Collection Agent;

SECTION 5.07. Notice of Event of Termination.

Neither any Purchaser Agent nor the Administrative Agent shall be deemed to have knowledge or notice of the occurrence of an Event of Termination unless such Person has received notice from another Purchaser Agent, a Purchaser, the Seller or the Collection Agent referring to this Agreement, stating that an Event of Termination has occurred hereunder and describing such Event of Termination. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers, if any, and its related Banks. In the event that any Purchaser Agent receives such a notice, it shall promptly give notice thereof to the Administrative Agent and the other Purchaser Agents whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers, if any, and its related Banks. Subject to the waiver provisions set forth in Section 2.02, the Administrative Agent shall take such action concerning an Event of Termination as may be directed by the Purchaser Agents (unless such action otherwise requires the consent of all Purchasers or Banks), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers, Banks and Purchaser Agents.

ARTICLE VI

THE PURCHASER AGENTS

SECTION 6.01. Authorization.

(a) Liberty, Scotia Capital, and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that Scotia Capital shall act as its Purchaser Agent, has appointed Scotia Capital as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(b) PNC, and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that PNC shall act as its Purchaser Agent, has appointed PNC as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(c) Gotham, BTMU, and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that BTMU shall act as its Purchaser Agent, has appointed BTMU as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(d) ~~BOA~~ST and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that ~~BOA~~ST shall act as its Purchaser Agent, has appointed ~~BOA~~ST as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement of this Agreement), a Purchaser Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the majority of its related Banks, and such instructions shall be binding upon all of its related Investors and Banks; provided, however, that such Purchaser Agent shall not be required to take any action which exposes such Purchaser Agent to personal liability or which is contrary to this Agreement or applicable law.

SECTION 6.02. Reliance by Purchaser Agent.

No Purchaser Agent or any of its respective directors, officers, agents, representatives, employees, attorneys-in-fact or Affiliates shall be liable for any action taken or omitted to be taken by it or them (in their capacity as or on behalf of such Purchaser Agent) under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, a Purchaser Agent:

(a) may consult with legal counsel, independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(b) makes no warranty or representation to the Administrative Agent, any other Purchaser Agent, any Investor or Bank (whether written or oral) and shall not be responsible to the Administrative Agent, any other Purchaser Agent, any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller, the Originator, the Banks or the Collection Agent or to inspect the property (including the books and records) of the Seller, the Originator, the Banks or the Collection Agent;

(d) shall not be responsible to the Administrative Agent, any other Purchaser Agent, any Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

not result in a reduction or withdrawal of the rating of any Commercial Paper. No failure on the part of the Investors, the Banks, the Administrative Agent or the Purchaser Agents to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 7.02. Notices, Etc.

All notices, demands, consents, requests, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (which shall include electronic transmission), shall be personally delivered, express couriered, electronically transmitted (in which case receipt shall be confirmed by telephone or return electronic transmission) or mailed by registered or certified mail and shall, unless otherwise expressly provided herein, be effective when received at the address specified below for the listed parties or at such other address as shall be specified in a written notice furnished to the other parties hereunder.

If to the Seller:

UNITED RENTALS RECEIVABLES LLC II

100 First Stamford Place

Suite 700

Stamford, CT 06902

Attention: Treasurer or Assistant Treasurer

Tel. No.: (203) 618-7202

Facsimile No.: (203) 622-8794

If to the Collection Agent:

UNITED RENTALS, INC.

100 First Stamford Place

Suite 700

Stamford, CT 06902

Attention: Treasurer or Assistant Treasurer

Tel. No.: (203) 618-7202

Facsimile No.: (203) 622-8794

If to the Liberty Purchaser Agent or the Administrative Agent:

THE BANK OF NOVA SCOTIA

1 Liberty Plaza, 26th Floor

New York, NY 10006

Attention: Luke Evans/~~Jenny Chen~~ Peter Gartland

Tel. No.: (778) 327-6977/(212) 225-~~5026~~5115

Facsimile No.: (212) 225-5274

If to the PNC Purchaser Agent:

PNC BANK, NATIONAL ASSOCIATION

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Attention: PNC Conduit Group

Facsimile No.: (412) 762-9184

If to the Gotham Purchaser Agent:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

34 Exchange Place, Plaza III 5th Floor

Jersey City, NJ 07311

Attention: John Donoghue

Facsimile No.: (201) 369-2149

Email: securitization_reporting@us.mufg.jp

With a copy to:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

1251 Avenue of the Americas

New York, NY 10020

Attention: The Securitization Group

Facsimile No.: (212) 782-6448

Emails: securitization_reporting@us.mufg.jp

             vdusenbury@us.mufg.jp

If to the ~~BOA~~ST Purchaser Agent:

SUNTRUST BANK ~~OF AMERICA, N.A.~~

3333 Peachtree Road, NE

~~214 North Tryon Street, 21st Floor~~10th Floor East

~~NC1-027-2101~~

~~Charlotte, North Carolina 28255~~

Atlanta, Georgia 30326

Attention: ~~Securitization Finance Group~~ Jason Meyer

Tel. No.: (404) 926-5505

Facsimile No.: (~~704) 388-9169~~404) 926-5100

~~Email:~~

If to a Purchaser:

LIBERTY STREET FUNDING LLC

Global Securitization

445 Broad Hollow Rd.

Melville, NY 11747

Tel. No.: (631) 587-4700

Facsimile No.: (212) 302-8767

GOTHAM FUNDING CORPORATION

c/o Global Securitization Services, LLC

114 West 47th Street, Suite 2310

New York, NY 10036

Tel. No.: (212) 295-2777

Facsimile No.: (212) 302-8767

Attention: Frank B. Bilotta

If to the Banks:

THE BANK OF NOVA SCOTIA

1 Liberty Plaza, 26th Floor

New York, NY 10006

Attention: Luke Evans/~~Jenny Chen~~ Peter Gartland

Tel. No.: (778) 327-6977/(212) 225-~~5026~~5115

Facsimile No.: (212) 225-5274

PNC BANK, NATIONAL ASSOCIATION

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Attention: William Falcon and Tony Stahley

Tel. No.: (412) 762-5442 and (412) 768-2266

Facsimile No.: (412) 762-9184

Emails: ralph.stahley@pnc.com

             pncconduitgroup@pnc.com

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

1251 Avenue of the Americas

New York, NY 10020

Attention: Nicolas Mounier / Van Dusenbury / Ayaka Ishikawa

Tel. No.: (212) 782-5980 / (212) 782-6964 / (212) 782-6986

Facsimile No.: (212) 782-6448

Emails: securitization_reporting@us.mufg.jp

             vdusenbury@us.mufg.jp

SUNTRUST BANK ~~OF AMERICA, N.A.~~

3333 Peachtree Road, NE

~~214 North Tryon Street, 21st Floor~~10th Floor East

~~NC1-027-2101~~

~~Charlotte, North Carolina 28255~~

Atlanta, Georgia 30326

Attention: ~~Securitization Finance Group~~ Jason Meyer

Tel. No.: (404) 926-5505

Facsimile No.: (~~704) 388-9169~~404) 926-5100

~~Email:~~

SECTION 7.03. Assignability.

(a) This Agreement and the Investors’ rights and obligations herein (including ownership of each Receivable Interest in the Pool Receivables) shall be assignable by participation or otherwise in whole or in part by the Investors and their successors and assigns with the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that the Seller’s consent shall not be required for any assignment or participation from an Investor pursuant to the terms of its applicable liquidity agreement. Each assignor of a Receivable Interest in the Pool Receivables or any interest therein shall notify the applicable Purchaser Agent, the Administrative Agent and the Seller of any such assignment. Each assignor of a Receivable Interest in the Pool Receivables may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Seller or the Receivables that was furnished to such assignor by or on behalf of the Seller or by the Administrative Agent and the related Purchaser Agent; provided that prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Seller received by it from any of the foregoing entities on terms substantially similar to those set forth in Section 7.06.

(b) Each Bank may assign, with the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed, to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests in the Pool Receivables or interests therein owned by it). The parties to each such assignment shall execute and deliver to the Administrative Agent and the related Purchaser Agent for each such party an

Assignment and Acceptance. In addition, each Bank or any of its respective Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller, the Administrative Agent or the Purchaser Agent.

(c) Subject to the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed, this Agreement and the rights and obligations of each Purchaser Agent and the Administrative Agent herein shall be assignable by each Purchaser Agent and the Administrative Agent and its successors and assigns.

(d) Neither the Seller nor the Collection Agent may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Purchaser Agent, which consent shall not be unreasonably withheld or delayed.

(e) Without limiting any other rights that may be available under applicable law, the rights of the Investors may be enforced through them or by their agents.

SECTION 7.04. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted under Section 3.01 hereof, the Seller agrees to pay on demand all reasonable and documented costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Pool Receivables) of this Agreement, any asset purchase agreement or similar agreement relating to the sale or transfer of interests in Receivable Interests in the Pool Receivables and the other documents and agreements to be delivered hereunder and thereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of one firm of primary counsel for the Administrative Agent and the Purchaser Agents, the Purchasers, Scotia Capital, PNC, BTMU and ~~BOA~~ST and their respective Affiliates and agents with respect thereto and with respect to advising the Administrative Agent and the Purchaser Agents, the Purchasers, Scotia Capital, PNC, BTMU and ~~BOA~~ST and their respective Affiliates and agents as to their rights and remedies under this Agreement, the fees of the Rating Agencies associated with reviewing the Transaction Documents and providing the rating confirmations of each Purchaser’s Commercial Paper required in connection with the execution of this Agreement, and all costs and expenses, if any (including reasonable and documented attorneys’ fees and expenses of one firm of primary counsel), of the Administrative Agent and the Purchaser Agents, the Investors, the Banks and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

(b) To the extent not otherwise included in the Investor Rate, the Seller shall pay, promptly upon the receipt of an invoice, (i) any and all commissions of placement agents and commercial paper dealers in respect of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest in the Pool Receivables, (ii) all reasonable costs and expenses of any issuing and paying agent or other Person responsible for the administration of the Purchasers’ commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest in the Pool Receivables and (iii) any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder. The Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay by the Seller in paying or omission to pay such taxes and fees.

(c) The Seller also shall pay on demand all other reasonable and documented costs, expenses and taxes (excluding income taxes) incurred by a Purchaser or any stockholder or agent of a Purchaser (“Other Costs”), including the reasonable cost of administering the operations of such Purchaser, the reasonable cost of auditing such Purchaser’s books by certified public accountants, the cost of rating such Purchaser’s commercial paper by independent financial Rating Agencies, the taxes (excluding income taxes) resulting from such Purchaser’s operations, and the reasonable and documented fees and out-of-pocket expenses of counsel for any stockholder or agent of such Purchaser with respect to advising as to rights and remedies under this Agreement, the enforcement of this Agreement or advising as to matters relating to such Purchaser’s operations; provided that the Seller and any other Persons who from time to time sell receivables or interests therein to a Purchaser (“Other Sellers”) each shall be liable for such Other Costs ratably in accordance with such Person’s usage under its respective facility; and provided further that if such Other Costs are attributable to the Seller and not attributable to any Other Seller, the Seller shall be solely liable for such Other Costs.

(d) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Collection Agent or the Seller shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) net income taxes and branch profit taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on an Affected Person by the state or foreign jurisdiction under the laws of which such Affected Person is organized or any political subdivision thereof and (ii) any tax imposed under FATCA (all taxes described in clauses (i) and (ii) above or in Section 7.04(f) below are referred to as “Excluded Taxes” and all other taxes, levies, imposts, deductions, charges, withholdings and liabilities are hereinafter referred to as “Taxes”). If the Seller or the Collection Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Person, (i) the Seller shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 7.04(d)), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Collection Agent, as the case may be, shall make such deductions and (iii) the Seller or the Collection Agent, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any such payment of Taxes, the Seller or the Collection Agent, as the case may be, will furnish to such Affected Person the original or a certified copy of a receipt evidencing payment thereof.

(e) Any Affected Person that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any amounts payable hereunder or under any other Transaction Document shall deliver to the Seller and the

Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and duly executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Affected Person which is a “United States person” as defined in Section 7701(a)(30) of the Code shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Person after the date hereof, on or prior to the date on which it so becomes an Affected Person), deliver to the Seller and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-9 and any subsequent version thereof, properly completed and duly executed by such Affected Person, certifying that such Affected Person is exempt from U.S. federal backup withholding tax. Each Affected Person which is not a “United States person” as defined in the Code, to the extent it is legally entitled to do so, shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Person after the date hereof, on or prior to the date on which it so becomes an Affected Person), deliver to the Seller such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, W-8BEN-E or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1 or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Affected Person as will permit such payments to be made without backup withholding and (if applicable) without withholding or at a reduced rate. Each such Affected Person shall from time to time thereafter, upon written request from the Seller, deliver to the Seller and the Administrative Agent any new certificates, documents or other evidence as described in this Section 7.04(e) as will permit payments under this Agreement to be made without withholding or at a reduced rate (but only so long as such Affected Person is legally able to do so).

(f) The Seller shall not be required to pay any amounts to any Affected Person in respect of Taxes pursuant to paragraph (d) above if the obligation to pay such amounts is attributable to the failure by such Affected Person to comply with the provisions of paragraph (e) above; provided, however, that should an Affected Person become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Affected Person shall reasonably request to assist such Affected Person to recover such Taxes.

(g) If any Affected Person or Indemnified Party (each, a “Refund Recipient”) determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Seller or with respect to which Seller has paid additional amounts pursuant to Section 7.04(d), it shall pay to the Seller an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Seller under Section 7.04(d) or Section 3.01 hereunder with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Refund Recipient and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Seller, upon the request of such Refund Recipient, shall repay to such Refund Recipient the amount paid over to the Seller by such Refund Recipient pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Refund Recipient is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any Refund Recipient be required to pay any amount to the Seller pursuant to this paragraph (g) the payment of which would place such Refund Recipient in a less favorable net after-Tax position than such Refund Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Refund Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

SECTION 7.05. No Proceedings.

Each of the Seller, the Administrative Agent, the Purchaser Agents, the Collection Agent, each Investor, each Bank, each assignee of a Receivable Interest or any interest therein and each entity that enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against, or join any other Person in instituting against, a Purchaser any proceeding of the type referred to in paragraph (g) of Exhibit V for one year and one day after the latest maturing commercial paper note issued by such Purchaser is paid in full.

SECTION 7.06. Confidentiality.

Each of the parties agrees to maintain the confidentiality of this Agreement and other Transaction Documents (and all drafts thereof); provided that this Agreement may be disclosed to (a) each of the party’s officers, directors, employees, outside auditors, legal counsel and Affiliates who agree to hold such information confidential and then only in connection with the proposed transaction, (b) third parties who agree in writing to hold such information confidential, (c) any other commercial paper conduit administered by Scotia Capital~~, PNC~~ or BTMU, (d) any current or prospective participant in the commercial paper issuance program of the Purchasers or any other commercial paper conduit administered by Scotia Capital~~, PNC~~ or BTMU, including but not limited to representatives of Rating Agencies, liquidity providers, commercial paper placement agents and commercial paper dealers; and provided further that this Agreement may be disclosed if required by applicable law, regulations or legal process, including a filing with the Securities and Exchange Commission through the EDGAR electronic filing system in accordance with United Rentals’ continuous disclosure obligations under the Securities Exchange Act of 1934, or the listing or quotation requirements of any exchange or quotation system on which securities of it or its parent or other Affiliates may be listed or quoted. Officers, directors, employees and agents of Scotia Capital, PNC, BTMU and ~~BOA~~ST shall at all times have the right to share information received from United Rentals and its affiliates to appropriate parties in connection with the proposed transaction on a confidential basis.

“Agreement” means this Third Amended and Restated Receivables Purchase Agreement, dated as of September 24, 2012, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means:

(a) For Scotia Capital, Liberty and each other Bank for Liberty, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i) the rate of interest determined by Scotia Capital in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that Scotia Capital charges any corporate customer) (the “Scotia Prime Rate”); and

(ii) the Federal Funds Rate plus 0.50% per annum;

(b) For PNC and each other Bank for which PNC acts as Purchaser Agent, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i) the rate of interest determined by PNC in Pittsburgh, Pennsylvania, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that PNC charges any corporate customer); and

(ii) the Federal Funds Rate plus 0.50% per annum; and

(c) For BTMU, Gotham and each other Bank for Gotham, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i) the rate of interest determined by BTMU in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that BTMU charges any corporate customer); and

(ii) the Federal Funds Rate plus 0.50% per annum.

(d) For ~~BOA~~ST and each other Bank for which ~~BOA~~ST acts as Purchaser Agent, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i) the rate of interest determined by ~~BOA~~ST in ~~New York, New York~~Atlanta, Georgia, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that ~~BOA~~ST charges any corporate customer); and

(ii) the Federal Funds Rate plus 0.50% per annum.

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“Assignee Rate” for any Fixed Period for any Receivable Interest in the Pool Receivables means an interest rate per annum equal to the applicable percentage per annum (set forth in the Fee Agreements) above the Eurodollar Rate (Reserve Adjusted) for such Fixed Period; provided, however, that in the case of:

(a) any Fixed Period with respect to which an Investor or Bank shall have notified its Purchaser Agent that:

(i) the introduction of or any change in or in the interpretation of any applicable law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest in the Pool Receivables at the rate set forth above (and such Investor or Bank shall not have subsequently notified its Purchaser Agent that such circumstances no longer exist),

(ii) dollar deposits in the relevant amounts and for the relevant Fixed Period are not available,

(iii) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (Reserve Adjusted) for the relevant Fixed Period, or

(iv) the Eurodollar Rate (Reserve Adjusted) determined pursuant hereto does not accurately reflect the cost to the Investors or the Banks (as conclusively determined by the related Purchaser Agent) of maintaining Receivable Interests during such Fixed Period,

(b) other than with respect to a Fixed Period for ~~BOA~~ST or PNC, any Fixed Period of one to and including 29 days (other than a Fixed Period that corresponds to the month of February or that begins on a day in the month of February and runs to the numerically corresponding day of the following month),

(c) other than with respect to a Fixed Period for ~~BOA~~ST or PNC, any Fixed Period as to which the related Purchaser Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Receivable Interest will not be funded by issuance of commercial paper, or

(d) any Fixed Period for a Receivable Interest the Capital of which allocated to the Investors or Banks is less than $500,000,

the “Assignee Rate” for each such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Fixed Period; provided further that after the occurrence and during the continuation of an Event of Termination, the “Assignee Rate” for each Fixed Period shall be an interest rate per annum equal to 2% plus the Alternate Base Rate in effect on the first day of such Fixed Period.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank and an Eligible Assignee and approved by the related Purchaser Agent(s) for such Bank and for such Eligible Assignee, pursuant to which such Eligible Assignee may become a party to the Agreement as a Bank.

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“Bank Commitment” of any Bank means, (a) with respect to Scotia Capital, $250,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks; (b) with respect to PNC, $150,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks, (c) with respect to BTMU, $75,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks, (d) with respect to ~~BOA~~ST, $75,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks; or (e) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be increased or reduced by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of the Agreement shall reduce ratably (or terminate) each Bank’s Bank Commitment.

“Banks” means each of Scotia Capital, PNC, BTMU and ~~BOA~~ST and each respective Eligible Assignee that shall become a party to the Agreement pursuant to Section 7.03.

~~“BOA” has the meaning as set forth in the preamble to this Agreement and its successors and assigns.~~

~~“BOA Fee Agreement” means the separate fee agreement, dated as of February 1, 2013, pertaining to fees among the Seller and BOA as BOA Purchaser Agent, as the same may be amended or restated from time to time.~~

~~“BOA Purchaser Agent” means BOA and its successors and assigns.~~

“Broken Funding Costs” means for any Receivable Interest that is assigned or terminated prior to the date on which it was originally scheduled to end, an amount equal to the excess, if any, of (A) the Yield that would have accrued during the remainder of the tranche periods for Commercial Paper determined by the applicable Purchaser Agent to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction, assignment or termination of the Outstanding Balance of such Receivable Interest if such reduction, assignment or termination had not occurred, over (B) the sum of (x) to the extent all or a portion of such Outstanding Balance is allocated to another Receivable Interest, the amount of Yield actually accrued during the remainder of such period on such Outstanding Balance for the new Receivable Interest, and (y) to the extent such Outstanding Balance is not allocated to another Receivable Interest, the income, if any, actually received during the remainder of such period by the holder of such Receivable Interest from investing the portion of such Outstanding Balance not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to the Seller the amount of such excess.

“BTMU” has the meaning as set forth in the preamble to this Agreement and its successors and assigns.

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“BTMU Fee Agreement” means the separate fee agreement, dated on or about the date hereof, pertaining to fees among the Seller and BTMU as Gotham Purchaser Agent, as the same may be amended or restated from time to time.

“Business Day” means any day (other than a Saturday or Sunday) that (a) banks are not authorized or required to close in New York City and (b) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“Capital” of each Receivable Interest in the Pool Receivables means the original amount paid to the Seller for such Receivable Interest in the Pool Receivables at the time of its purchase by a Purchaser or a Bank pursuant to the Agreement, or such amount divided or combined in accordance with Section 1.07, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to Section 1.04(d) or Section 1.04(h) of the Agreement; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Change of Control” means (a) any Person or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, but in the case of the Company, excluding United Rentals) shall acquire beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Securities Exchange Act of 1934) of 50% or more of the total voting stock of United Rentals; (b) during any two-year period, individuals who at the beginning of such period constituted United Rentals Board of Directors (together with any new directors whose election by United Rentals Board of Directors or whose nomination for election by United Rentals shareholders was approved by a vote of the majority of directors then still in office who either were directors at beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of United Rentals; (c) any “Change of Control” or similar event, however denominated, shall occur under, and as defined in, the Credit Agreement; or (d) the Seller shall cease to be a direct or indirect, wholly owned Subsidiary of United Rentals; provided, however, that any Originator or any Subsidiary of an Originator, in each case excluding the Seller, may be merged or amalgamated with or into any other Originator or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of (each, an “Affiliate Transfer”), in one transaction or a series of transactions, to any other such Originator (and, subsequent to such Affiliate Transfer, to liquidate, wind-up or dissolve the transferring Originator if such Originator holds no remaining assets and any outstanding obligations hereunder have been assumed by the transferee).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means each Receivable and the Related Security and Collections with respect to, and other proceeds of, such Receivable and Related Security and the collateral security referred to in Section 1.09 of the Agreement.

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“Collection Account” means any joint deposit accounts, lock-box account or any account into which credit card collections are deposited, which the Seller maintains with the Qualified Intermediary for the purpose of receiving Collections.

“Collection Agent” means at any time the Person then authorized pursuant to Article IV to service, administer and collect Pool Receivables.

“Collection Agent Default” has the meaning specified in Exhibit VI hereto.

“Collection Agent Fee” has the meaning specified in Section 1.05(a).

“Collection Agent Fee Reserve” for any Receivable Interest in the Pool Receivables at any time means the sum of (a) the unpaid Collection Agent Fee relating to such Receivable Interest in the Pool Receivables accrued to such time, plus (b) an amount equal to the product of (i) the Capital of such Receivable Interest in the Pool Receivables on such date, (ii) the percentage per annum at which the Collection Agent Fee is accruing on such date, (iii) a stress factor of 2.25 and (iv) a fraction having the Days Sales Outstanding as its numerator and 360 as its denominator.

“Collections” means, with respect to any Receivable, (a) all funds that are received by the Seller or the Collection Agent in payment of any amounts owed in respect of such Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other party directly or indirectly liable for the payment of such Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 1.04 and (c) all other proceeds of such Receivable.

“Commercial Paper” means promissory notes of a Purchaser issued by such Purchaser in the commercial paper market.

“Commitment Termination Date” means the earliest of (a) September ~~18, 2014~~17, 2015 (or the date so extended, or otherwise modified in a written agreement pursuant to Section 1.13) (b) the Facility Termination Date, (c) the date determined pursuant to Section 2.02, and (d) the date the Purchase Limit reduces to zero.

“Concentration Percentage” for any Obligor means at any time 2%; provided that in the case of an Obligor with any Affiliated Obligor, the Concentration Percentage shall be calculated, to the extent practicable, as if such Obligor and such Affiliated Obligor are one Obligor.

“Contract” means with respect to any Receivable, an agreement between the Originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Contractual Dilution Amount” means, on any date of determination, an amount equal to the sum of (a) the aggregate amount of all contractual early pay discounts then available

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“Dilution Reserve Percentage” means for any Receivable Interest at any time an amount equal to:

[(Stress Factor x Expected Dilution Ratio) + (Dilution Volatility)]

multiplied by the Dilution Horizon Ratio

Where:

Stress Factor = 2.25

Expected Dilution Ratio = the twelve month rolling average of the Reserve Dilution Ratio

Dilution Volatility = (Dilution Spike - Expected Dilution Ratio) x (Dilution Spike divided by Expected Dilution Ratio)

Dilution Spike = the highest Reserve Dilution Ratio as of the last day of each of the twelve months immediately preceding such day

Dilution Horizon Ratio = the aggregate amount of newly generated Receivables during the most recent two months divided by the Net Receivables Pool Balance as of the last day of the most recent month.

“Eligible Assignee” means (a) with respect to Scotia Capital, (i) Scotia Capital or any of its Affiliates or (ii) any other Person the short term debt of which is rated A-1 (or higher) by Standard & Poor’s and P-1 by Moody’s Investor Service, Inc. and which is otherwise acceptable to the Purchaser Agents, (b) with respect to PNC, (i) PNC or any of its Affiliates or (ii) any other Person the short term debt of which is rated A-1 (or higher) by Standard & Poor’s and P-1 by Moody’s Investor Service, Inc. and which is otherwise acceptable to the Purchaser Agents, (c) with respect to BTMU, (i) BTMU or any of its Affiliates or (ii) any other Person the short term debt of which is rated A-1 (or higher) by Standard & Poor’s and P-1 by Moody’s Investor Service, Inc. and which is otherwise acceptable to the Purchaser Agents and (d) with respect to ~~BOA~~ST, (i) ~~BOA~~ST or any of its Affiliates or (ii) any other Person the short term debt of which is rated A-1 (or higher) by Standard & Poor’s and P-1 by Moody’s Investor Service, Inc. and which is otherwise acceptable to the Purchaser Agents.

“Eligible Extended Term Receivable” means any Eligible Receivable that is an Extended Term Receivable that is less than 181 days past its Invoice Date.

“Eligible Receivable” means, at the relevant time of determination, a Receivable or an ENB Receivable, as applicable:

(a) the Obligor of which (i) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; ~~and~~ (ii) is not an Affiliate of the Originator or the Seller; and (iii) to the knowledge of Seller, is not the subject of sanctions administered or enforced by the U.S. government under any Sanctions Laws.

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(b) the Obligor of which has not taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V;

(c) the Obligor of which, at the time of the initial creation of an interest therein under the Agreement, is a Designated Obligor;

(d) that is not a Defaulted Receivable or a Delinquent Receivable or from a “6661 account” or a “7771 account”;

(e) that, according to the Contract related thereto, is required to be paid in full within 30 days of the original billing date therefor (or with respect to an ENB Receivable or Extended Term Receivable, in accordance with the payment terms of the related Contract);

(f) that is an “account” within the meaning of the UCC (or, with respect to an ENB Receivable, an account or payment intangible) of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest;

(g) that is denominated and payable in United States dollars in the United States;

(h) that arises under a Contract that:

(i) does not require the Obligor thereunder to consent to the transfer, sale or assignment of the rights and duties of the Seller or the Originator thereunder;

(ii) is substantially in the form of contract or the form of invoice (in the case of any open account agreement) previously approved by the Purchaser Agents;

(iii) together with such Receivable, is in full force and effect, constitutes the legal, valid and binding obligation of the Obligor of such Receivable to pay a determinable amount and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor) and for which neither the Originator thereof, the Seller nor the Collection Agent has established any offset arrangements with the related Obligor, except for any offset that may arise as a result of any amount included in the Contractual Dilution Amount for the applicable period; and

(iv) does not contain a confidentiality provision that purports to restrict the ability of the Investors, the Banks or their assignees to exercise their rights under the Agreement, including, without limitation, their right to review the Contract;

(i) that, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices ~~and~~, privacy and Sanctions Laws) and with respect to which none of the Seller, the Originator or the Obligor is in violation of any such law, rule or regulation in any material respect;

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“ENB Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision or sale of goods or services (including, without limitation, the lease or rental of goods) to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed (except for the presentment by the Originator of an invoice to the Obligor), and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto, which Receivable has been acquired or purported to be acquired by the Seller by purchase or by capital contribution pursuant to the Purchase Agreement.

“ENB Receivable Conditions” means with respect to an ENB Receivable being treated as an Eligible Receivable, the satisfaction of the following conditions: (a) the Senior Secured Leverage Ratio shall not exceed 1.25 to 1.0; or (b) the Collection Agent maintains at least $50,000,000 in availability under the Credit Agreement.

“Equipment Sale Receivable” means any receivable or other indebtedness owing to the Originator, that but for the proviso to the definition of “Receivable” would constitute a Receivable hereunder, in respect of the sale of tangible personal property which such Originator uses productively in its trade or business or holds for investment, unless such property is ineligible to become Relinquished Property (as such term is defined in the Master Exchange Agreement).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Fixed Period other than any Fixed Period for any Receivable Interest in the Pool Receivables held by ~~BOA~~ST or PNC, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the offered rate per annum for deposits in U.S. dollars in a principal amount of not less than $1,000,000 for such Fixed Period as of 11:00 A.M., London time, two Business Days before the first day of such Fixed Period, which appears on display designated on page “LIBOR01” on Reuters Money 3000 Services (or such other page as may replace the LIBOR01 page on that service) or such services displaying the London interbank offered rate for deposits in Dollars as may replace Reuters Money 3000 Service (the “Reuters Screen LIBOR01 Page”); provided that, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates; provided further that if on any Business Day that the Eurodollar Rate is to be determined any Purchaser Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto), by reason of circumstances affecting the interbank Eurodollar market, either that: (a) dollar deposits in the relevant amounts and for the relevant Settlement Period are not available, or (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Settlement Period, the Administrative Agent will request the principal London office of Scotia Capital (the

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“Eurodollar Reference Bank”), to provide the Administrative Agent with its quotation at approximately 11:00 A.M., London time, on such date of the rate per annum it offers to prime banks in the London interbank market for deposits in U.S. dollars for the requested Fixed Period in an amount substantially equal to the Capital associated with such Fixed Period; if the Eurodollar Reference Bank does not furnish timely information to the Administrative Agent for determining the Eurodollar Rate, then the Eurodollar Rate shall be considered to be the Alternate Base Rate for such Fixed Period; and

(b) for any Fixed Period for any Receivable Interest in the Pool Receivables held by ~~BOA~~ST or PNC, on any date of determination during such Fixed Period, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the one-month “Eurodollar Rate” for deposits in dollars as reported on Reuters Screen LIBOR01 Page or on any successor or substitute page of such service, or any successor or substitute for such service, for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the ~~BOA~~ST Purchaser Agent (with respect to any Receivable Interest in the Pool Receivables held by ~~BOA~~ST) or the PNC Purchaser Agent (with respect to any Receivable Interest in the Pool Receivables held by PNC) from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Eurodollar Rate (Reserve Adjusted)” for any Investor or Bank for any Fixed Period means the rate (expressed as a decimal rounded upwards, if necessary, to the nearest one hundredth of a percentage point) determined pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted) =	Eurodollar Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, relative to each Fixed Period, a percentage (expressed as a decimal) applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term comparable to such Fixed Period.

“Event of Termination” has the meaning specified in Exhibit V.

“Excluded Taxes” has the meaning specified in Section 7.04(d).

“Existing Agreement” has the meaning as set forth in the preamble to this Agreement.

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“Extended Term Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision, lease or sale of goods or services to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business (except that the stated repayment term is greater than 30 days but not more than 90 days) for which all actions required to be performed by the Originator have been performed, and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto, which Receivable has been acquired or purported to be acquired by the Seller by purchase or by capital contribution pursuant to the Purchase Agreement; provided that “Extended Term Receivable” shall not include any Equipment Sale Receivables.

“Facility Termination Date” means the earliest of (a) September ~~18, 2014,~~ 17, 2015, (b) the date determined pursuant to Section 2.02, (c) the date the Purchase Limit is reduced to zero pursuant to Section 1.01(b) or (d) the date upon which the Credit Agreement is terminated in connection with an Event of Default thereunder.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Assignment of Claims Act” means the Assignment of Claims Act of 1940, 31 U.S.C. § 3727 and 41 U.S.C. § 15, as amended from time to time.

“Federal Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“Federal Funds Rate” means, with respect to any day, the rate set forth in H.15(519) for that day opposite the caption “Federal Funds (Effective).” If on any date of determination, such rate is not published in H.15(519), such rate will be the rate set forth in Composite 3:30 P.M. Quotations for U.S. Government Securities for that day under the caption “Federal Funds/Effective Rate.” If on any date of determination, the appropriate rate is not published in either H.15(519) or Composite 3:30 P.M. Quotations for U.S. Government Securities, such rate will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in New York City prior to 9:00 a.m., New York City time, on that day.

“Fee Agreement” means the Scotia Capital Fee Agreement, the PNC Fee Agreement, the BTMU Fee Agreement or the ~~BOA~~ST Fee Agreement.

“Fitch” means Fitch, Inc.

“Fixed Period” means with respect to any Receivable Interest in the Pool Receivables:

(a) initially the period commencing on the date of purchase of such Receivable Interest and ending (i) on the last day of the same calendar month as such date of purchase, or (ii) other than with respect to any Receivable Interest in the Pool Receivables held by ~~BOA~~ST or PNC, such other number of days as the Seller shall select and the related Purchaser Agent shall approve pursuant to Section 1.02, up to 31 days from such date; and

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(b) thereafter (i) a period of one month commencing on the last day of the immediately preceding Fixed Period for such Receivable Interest (which period shall correspond to a calendar month in the case of any Receivable Interest in the Pool Receivables held by ~~BOA~~ST or PNC) or (ii) other than with respect to any Receivable Interest in the Pool Receivables held by ~~BOA~~ST or PNC, such other period commencing on the last day of the immediately preceding Fixed Period for such Receivable Interest and ending such number of days (not to exceed 31 days) as the Seller shall select and the related Purchaser Agent shall approve on notice by the Seller received by the related Purchaser Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on such last day;

provided that

(i) the Fixed Period with respect to Pooled Commercial Paper shall be the immediately preceding calendar month;

(ii) any Fixed Period in respect of which Yield is computed by reference to the Assignee Rate shall be (x) other than with respect to any Receivable Interest in the Pool Receivables held by ~~BOA~~ST or PNC, a period from one to and including 29 days, or a period of one month, as the Seller may select as provided above, (y) with respect to any Receivable Interest in the Pool Receivables held by ~~BOA~~ST or PNC, a period of one month which shall correspond to a calendar month;

(iii) any Fixed Period (other than of one day) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day (provided, however, that if Yield in respect of such Fixed Period is calculated by reference to the Eurodollar Rate (other than with respect to any Receivable Interest in the Pool Receivables held by ~~BOA~~ST or PNC), and such Fixed Period would otherwise end on a day that is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day);

(iv) in the case of any Fixed Period of one day, (x) if such Fixed Period is the initial Fixed Period for a Receivable Interest in the Pool Receivables, such Fixed Period shall be the day of purchase of such Receivable Interest in the Pool Receivables; (y) any subsequently occurring Fixed Period that is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (z) if such Fixed Period occurs on a day immediately preceding a day that is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and

(v) in the case of any Fixed Period for any Receivable Interest in the Pool Receivables that commences before the Termination Date for such Receivable

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(k) the aggregate Contractual Dilution Amount as of the end of the preceding calendar month.

“Non-Delaying Bank” has the meaning specified in Section 1.02(e)(i) of the Agreement.

“Non-Extending Bank” has the meaning set forth in Section 1.04(h).

“Nonrenewing Bank” has the meaning set forth in Section 1.13(a).

“Notice of Effectiveness” means a notice upon receipt of which the Seller effectively transfers to the Administrative Agent the exclusive control of the Controlled Account.

“Obligor” means a Person obligated to make payments pursuant to a Contract; provided that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“Original Date” has the meaning specified in Section 1.02(e)(i) of the Agreement.

“Originator” means United Rentals (North America), Inc. (f/k/a UR Merger Sub Corporation, as successor in interest to United Rentals (North America), Inc. and United Rentals Northwest, Inc.) and its successors and permitted assigns.

“Other Corporations” means United Rentals, Inc. and all of its Subsidiaries except the Seller.

“Other Costs” has the meaning specified in Section 7.04(c).

“Other Investors” means any Person other than the Seller, the Originator or the Collection Agent.

“Other Sellers” has the meaning specified in Section 7.04(c).

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Parent” means United Rentals, Inc. and its successors and permitted assigns.

“Performance Undertaking Agreement” means the Amended and Restated

Performance Undertaking Agreement, dated as of the date hereof, made by United Rentals in favor of the Seller, as the same may, from time to time, be amended, restated, modified or supplemented.

“Percentage” of any Bank means, (a) with respect to Scotia Capital, 45  5⁄11%, (b) with respect to PNC, 27  3⁄11%, (c) with respect to BTMU, 13  7⁄11%, (d) with respect to ~~BOA~~ST, 13  7⁄11%, and (e) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Percentage, in each case as such amount may be

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receivables and (ii) Gotham Funding Corporation and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Purchaser Agent” means (i) Scotia Capital and its permitted successors and assigns as Liberty Purchaser Agent, (ii) PNC and its permitted successors and assigns as PNC Purchaser Agent, (iii) BTMU and its permitted successors and assigns as Gotham Purchaser Agent, and (iv) ~~BOA~~ST and its permitted successors and assigns as ~~BOA~~ST Purchaser Agent.

“Purchaser Agent’s Account” means (i) with respect to Scotia Capital, the special account (account number 2158-13, ABA No. 026-002532) of Scotia Capital maintained at the office of Scotia Capital; (ii) with respect to PNC, the special account (account number 1002422076, ABA No. 043-000-096) of PNC maintained at the office of PNC, (iii) with respect to BTMU, the special account (account number 310-035-147, ABA No. 026-009-632) of BTMU maintained at the office of BTMU and (iv) with respect to ~~BOA~~ST, the special account (account number ~~4426457864,~~1000022220783, ABA No. ~~026 009 593,~~061000104, Ref: United Rentals) of ~~BOA~~ST maintained at the office of ~~BOA~~ST.

“Qualified Intermediary” means United Rentals Exchange, LLC, a qualified intermediary as defined in Treasury Regulation Section 1.1031(k)-1(g)(4).

“Rating Agency” means Standard & Poor’s, Moody’s or Fitch, or any successor thereto.

“Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision or sale of goods or services (including, without limitation, the lease or rental of goods) to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed (except in the case of ENB Receivables, for which the Originator will not have presented an invoice to the related Obligor), and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto, which Receivable has been acquired or purported to be acquired by the Seller by purchase or by capital contribution pursuant to the Purchase Agreement; provided that “Receivable” shall not include any Equipment Sale Receivables. For the avoidance of doubt, Receivables shall include ENB Receivables.

“Receivable Interest” means, at any date of determination, an undivided percentage ownership interest in (a) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 1.03, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Each undivided percentage interest shall be computed as

C + YR + LR + CAFR +DR

NRPB

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where:

C	=	the Capital of each such Receivable Interest at the time of computation.

YR	=	the Yield Reserve of each such Receivable Interest at the time of computation.

LR	=	the Loss Reserve of each such Receivable Interest at the time of computation.

CAFR	=	the Collection Agent Fee Reserve of each such Receivable Interest at the time of computation.

DR	=	the Dilution Reserve of each such Receivable Interest at the time of computation.

NRPB	=	the Net Receivables Pool Balance at the time of computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 1.03.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable, payment of which is directed to one of the Collection Accounts specified in Annex F hereto.

“Recipient” has the meaning specified in Section 1.11.

“Refund Recipient” has the meaning specified in Section 7.04(g).

“Related Bank” means (a) with respect to Liberty, Scotia Capital and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for Liberty pursuant to Section 7.03; (b) with respect to Gotham, BTMU and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for Gotham pursuant to Section 7.03; and (c) with respect to any other Purchaser or any Purchaser Agent which has no related Purchaser, each Bank that is an Eligible Assignee identified in the Assignment and Acceptance pursuant to which such Purchaser and/or Purchaser Agent became a party to this Agreement and each Eligible Assignee that shall become a party to the Agreement as a Related Bank with respect to any such Person pursuant to Section 7.03.

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“Related Security” means with respect to any Receivable all of the Seller’s interest in:

(a) any goods (including returned goods) relating to any sale giving rise to such Receivable;

(b) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements authorized or signed by an Obligor describing any collateral securing such Receivable;

(c) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(d) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Repurchase Date” has the meaning set forth in Section 1.12.

“Required Purchaser Agents” means at any time Purchaser Agents whose related Banks and Purchasers hold in the aggregate Receivable Interests representing more than 66 2/3%, or, in the event no Receivable Interests are outstanding, whose Banks have aggregate Bank Commitments representing more than 66 2/3% of the Bank Commitments; provided, that, (i) solely for purposes of this definition, the Receivable Interests and Bank Commitment for the related Bank and Purchasers of any Purchaser Agent whose related Bank is a Defaulting Bank shall be zero for so long as such Bank remains a Defaulting Bank (ii) solely for purposes of determining the Required Purchaser Agents for the waiver of the occurrence of a Liquidation Day under Section 1.04(b), the Receivable Interests held by any Bank that is a Delaying Bank at such time shall be zero until such time that Collections are applied in full under item “first” contained in the proviso at the end of Section 1.04(c)(x)(iii).

“Reserve Dilution Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Dilutions as of the last day of such month by (b) the aggregate amount of newly generated Receivables during the two months prior to such month.

“Response Deadline” has the meaning set forth in Section 1.13(a).

“Responsible Officers” means the President, any Vice President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, legal counsel, or any other executive or financial officer of the Seller, the Collection Agent or the Originator.

“Sanctions Laws” means any law relating to trade or economic sanctions or anti-terrorism, including any law administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), U.S. Department of State or other relevant sanctions authority of the United States or Canada.

“Scotia Capital” has the meaning as set forth in the preamble to this Agreement and its successors and assigns.

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“Scotia Capital Fee Agreement” means the separate fee agreement, dated on or about the date hereof, pertaining to fees among the Seller and Scotia Capital as Liberty Purchaser Agent and as the Administrative Agent, as the same may be amended or restated from time to time.

“Seller” has the meaning as set forth in the preamble to this Agreement and its permitted successors and assigns.

“Senior Secured Leverage Ratio” has the meaning specified in the Credit Agreement.

“Settlement Day” for any Receivable Interest means (i) in the case of Yield, all fees and payments due pursuant to each of the Fee Agreements, and the accrued Collection Agent Fee for such Receivable Interest, the fifth Business Day of each calendar month, or, on and after the Termination Date for such Receivable Interest, the last day of the related Settlement Period, and (ii) in each other case, the last day of the related Settlement Period, or, for Pooled Commercial Paper, means the thirtieth day from the last day of immediately preceding Settlement Period, provided that, if such day is not a Business Day, the next following day that is a Business Day.

“Settlement Period” for any Receivable Interest means (i) each period commencing on the first day and ending on the last day of each Fixed Period for such Receivable Interest and (ii) on and after the Termination Date for such Receivable Interest, such period (including, without limitation, a period of one day) as shall be selected from time to time by the related Purchaser Agent or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period.

“Special Indemnified Amounts” has the meaning specified in Section 4.07.

“Special Indemnified Party” has the meaning specified in Section 4.07.

“~~Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.~~ ST” has the meaning as set forth in the preamble to this Agreement and its successors and assigns.

“ST Fee Agreement” means the separate fee agreement, effective as of September 18, 2014, pertaining to fees among the Seller and ST as ST Purchaser Agent, as the same may be amended or restated from time to time.

“ST Purchaser Agent” means ST and its successors and assigns.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a division of McGraw Hill Financial, Inc.

“Subsidiary” of a specified Person means any corporation of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such specified Person.

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EXHIBIT III

REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants as follows:

(a) The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Seller of each Transaction Document to which it is a party (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Seller’s certificate of formation and limited liability company agreement, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property, the violation of which could reasonably be expected to have a Material Adverse Effect on the collectibility of any Pool Receivable or a Material Adverse Effect on Seller or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except for the interest created pursuant to the Agreement). Each of the Transaction Documents to which it is a party has been duly executed and delivered by a duly authorized officer of the Seller.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party, except for the filing of UCC financing statements that are referred to therein other than those which have been obtained; provided that the right of any assignee of a Receivable the obligor of which is a Government Obligor to enforce such Receivable directly against such obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable ~~Law~~law to the extent the Originator thereof or the Seller shall not have complied with the applicable provisions of any such ~~Law~~law in connection with the assignment or subsequent reassignment of any such Receivable.

(d) Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) The consolidated balance sheets of United Rentals and its Subsidiaries as at the end of its most recent fiscal year, and the related consolidated statements of income and retained earnings of United Rentals and its Subsidiaries for such fiscal year, copies of which have been furnished to the Administrative Agent and each Purchaser Agent, fairly present in all material respects the consolidated financial condition of United Rentals and its Subsidiaries as at

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such date and the consolidated results of the operations of United Rentals and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since the end of its most recent fiscal year there has been no material adverse change in the business, operations, property or financial condition of United Rentals or its Subsidiaries, except as may have previously been disclosed to the Administrative Agent and each Purchaser Agent. Notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans pursuant to the Credit Agreement and at such time each of Scotia Capital, PNC, BTMU and ~~BOA~~ST are Revolving Credit Lenders thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement. Since the formation of the Seller, there has been no material adverse change in the business, operations, property or financial or other condition of the Seller.

(f) There is no pending or, to the Seller’s knowledge, threatened action or proceeding affecting United Rentals or any of its Subsidiaries before any court, governmental agency or arbitrator that may materially adversely affect the financial condition or operations of United Rentals or any of its Subsidiaries or the ability of the Seller or United Rentals to perform their respective obligations under the Transaction Documents, or which purports to affect the legality, validity or enforceability of the Transaction Documents. To the Seller’s knowledge, neither United Rentals nor any Subsidiary is in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders of governmental agencies that defaults are not material to the business or operations of United Rentals and its Subsidiaries, taken as a whole.

(g) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security free and clear of any Adverse Claim (other than any Adverse Claim arising under or permitted by any Transaction Document). Upon each purchase of or reinvestment in a Receivable Interest, the Investors or the Banks, as the case may be, shall acquire a valid and perfected undivided percentage ownership interest or first priority security interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto; provided that the right of any assignee of a Receivable the obligor of which is a Government Obligor to enforce such Receivable directly against such obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable ~~Law~~law to the extent the Originator thereof or the Seller shall not have complied with the applicable provisions of any such ~~Law~~law in connection with the assignment or subsequent reassignment of any such Receivable. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Administrative Agent relating to the Agreement and those filed pursuant to the Purchase Agreement.

(i) Each Monthly Report, Weekly Report and Daily Report (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, enforceability of ENB Receivables or the interests of the Seller or the Investors therein, such amendment shall require the written consent of the Purchaser Agents.

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(q) Seller is not, nor, to the best of Seller’s knowledge, is it owned or controlled by Persons that are: (i) the target of any sanctions under any Sanctions Laws, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of sanctions administered or enforced by the government of the United States or Canada under any Sanctions Law.

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EXHIBIT IV

COVENANTS OF THE SELLER

Until the latest of the Facility Termination Date, the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks, the Administrative Agent or the Purchaser Agents are paid in full:

(a) Compliance with Laws, Etc.

(i) ~~(a) Compliance with Laws, Etc.~~ The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not materially adversely affect the collectibility of the Receivables Pool, taken as a whole, or the ability of the Seller to perform its obligations under the Transaction Documents.

(ii) The Seller will not, directly or indirectly, use the proceeds of the purchase of Receivable Interests in the Pool Receivables, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, in any manner that would result in a violation of Sanctions Laws by any Person (including any Investor).

(b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables (and all original documents relating thereto) at the address of the Seller set forth in Section 7.02 of the Agreement or, upon 30 days’ prior written notice to the Administrative Agent, at any other locations in jurisdictions where all actions reasonably requested by the Administrative Agent to protect and perfect the interest in the Collateral have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will require, at its expense, that the Originator will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

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provisions of Section 1.04(a) hereof. The Seller will not deposit or otherwise credit, or cause or issue any instructions to be so deposited or credited, to the Collection Accounts or any Controlled Account cash or cash proceeds other than Collections of Pool Receivables, and with respect to the Collection Accounts, the proceeds of Equipment Sale Receivables and to the limited extent permitted herein, Identifiable Combined Assets.

(j) Marking of Records. At its expense, the Seller will mark its master data processing records evidencing Pool Receivables and related Contracts with a legend evidencing that Receivable Interests related to such Pool Receivables and related Contracts have been sold in accordance with the Agreement.

(k) Reporting Requirements. The Seller will provide to the Administrative Agent (in multiple copies, if requested by the Administrative Agent) the following:

(i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of United Rentals, balance sheets of United Rentals, its Subsidiaries and the Seller as of the end of such quarter and statements of income and retained earnings of United Rentals, its Subsidiaries and the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of United Rentals; notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans pursuant to the Credit Agreement and at such time each of Scotia Capital, PNC, BTMU and ~~BOA~~ST are Revolving Credit Lenders thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of United Rentals, a copy of the annual report for such year for United Rentals and its Subsidiaries, containing financial statements for such year audited by Ernst & Young or other independent public accountants of recognized national standing; notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans pursuant to the Credit Agreement and at such time each of Scotia Capital, PNC, BTMU and ~~BOA~~ST are Revolving Credit Lenders thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement;

(iii) as soon as possible and in any event within five (5) days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that United Rentals sends to any of its securityholders, and copies of all reports and registration statements that United Rentals or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

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